Exhibit 10.2

EXECUTION VERSION

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”) is being executed and delivered as of January 11, 2021, by and among (i) each member of Bakkt Opco (as defined below) delivering a signature page or joinder to this Agreement (each a “Restricted Party”) in favor of, and for the benefit of, VIH (as defined below), (ii) Bakkt Holdings, LLC, a Delaware limited liability company (together with its successors, including the surviving limited liability company in the Merger (as defined below), “Bakkt Opco”), and (iii) VPC Impact Acquisition Holdings, a Cayman Islands exempted company (together with its successors, including the resulting Delaware corporation after the consummation of the Domestication (as defined below), “VIH”). Each capitalized term used and not otherwise defined herein has the meaning ascribed to such term in the Merger Agreement (as defined below).

RECITALS

WHEREAS, pursuant to the terms and subject to the conditions of that certain Agreement and Plan of Merger, dated as of January 11, 2021 (the “Merger Agreement”), by and among VIH, Bakkt Opco and Pylon Merger Company LLC, a Delaware limited liability company and wholly owned subsidiary of VIH (“Merger Sub”), among other matters, (i) VIH will domesticate as a Delaware corporation to be named Bakkt Holdings, Inc. (“Bakkt Holdco”) in accordance with the applicable provisions of the Companies Law (2020 Revision) of the Cayman Islands and the General Corporation Law of the State of Delaware, and (ii) immediately following the domestication, Merger Sub will merge with and into Bakkt Opco (the “Merger”), with Bakkt Opco continuing as the surviving limited liability company and a subsidiary of Bakkt Holdco;

WHEREAS, as of the date of each Restricted Party’s execution of or joinder to this Agreement, such Restricted Party is the record holder, and the beneficial (as such term is defined in Rule 13d-3 under the Exchange Act, which meaning shall apply for all purposes of this Agreement whenever the term “beneficial” or “beneficially” is used) owner of, and has full voting power over, the number of Class A Voting Units, Class B Voting Units and Class C Voting Units of Bakkt Opco (the “Bakkt Opco Units”) set forth on such Restricted Party’s signature page or joinder hereto (the “Subject Bakkt Opco Units”);

WHEREAS, each Restricted Party acknowledges that, as a condition and material inducement to VIH’s and Merger Sub’s willingness to enter into the Merger Agreement, VIH has required that Restricted Parties holding in the aggregate sufficient Bakkt Opco Units in order to approve the applicable Transactions (including, without limitation, the Merger) promptly (but in any event within seven (7) days) after the execution and delivery of the Merger Agreement execute or join this Agreement and the written consent attached hereto as Annex A (the “Written Consent”), and, in order to induce VIH and Merger Sub to enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement, such Restricted Party is willing to enter into this Agreement;

WHEREAS, VIH desires that each Restricted Party agree, and each Restricted Party is willing to agree, subject to the limitations herein, not to Transfer (as defined below) any of the Subject Bakkt Opco Units, and to enter into the Written Consent and otherwise vote the Subject Bakkt Opco Units in a manner so as to facilitate consummation of the Merger and the other transactions contemplated by the Merger Agreement, and to undertake certain additional obligations pursuant to this Agreement; and

WHEREAS, Intercontinental Exchange Holdings, Inc. has executed the Written Consent and is delivering the Written Consent to VIH and Bakkt Opco simultaneously with its execution and delivery of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, VIH, Bakkt Opco and each Restricted Party, intending to be legally bound, hereby agree as follows:

ARTICLE 1

VOTING AND TRANSFER OF SHARES

Section 1.01 Voting.

(a) Subject to the terms of this Agreement, each Restricted Party irrevocably and unconditionally agrees, during the period beginning on the date of this Agreement or such Restricted Party’s joinder to this Agreement, as applicable, and ending on the Expiration Date (as defined below) (the “Applicable Period”), at each meeting of the members of Bakkt Opco (a “Meeting”) and at each adjournment or postponement thereof, and in connection with each action or approval by consent in writing of the members of Bakkt Opco (a “Consent Solicitation”), to cause to be present in person or represented by proxy and to vote or cause to be voted (or express consent or dissent in writing, as applicable) the Subject Bakkt Opco Units of such Restricted Party that are entitled to vote (or express consent or dissent in writing, as applicable), in each case as follows:

(i) in favor of any proposal for members of Bakkt Opco to approve and adopt the Merger Agreement and the other Transaction Documents (including, without limitation, the Surviving Company LLC Agreement) and the transactions contemplated thereby, including the Merger, in accordance with the terms thereof;

(ii) in favor of any proposal to adjourn a Meeting at which there is a proposal for members of Bakkt Opco to approve and adopt the Merger Agreement and the other Transaction Documents (including, without limitation, the Surviving Company LLC Agreement) and the transactions contemplated thereby, including the Merger, to a later date if there are not sufficient votes to approve and adopt the Merger Agreement and the other Transaction Documents (including, without limitation, the Surviving Company LLC Agreement) and the transactions contemplated thereby, including the Merger, or if there are not sufficient Bakkt Opco Units present in person or represented by proxy at such Meeting to constitute a quorum;

(iii) against any proposal providing for an Alternative Transaction or the adoption of an agreement to enter into an Alternative Transaction;

(iv) against any proposal for any amendment or modification of Bakkt Opco’s current Organizational Documents that would change the voting rights of any Bakkt Opco Units or the number of votes required to approve any proposal, including the vote required to approve and adopt the Merger Agreement and the other Transaction Documents, and the transactions contemplated thereby, including the Merger (provided that this clause (iv) shall not prevent the approval and adoption of the Surviving Company LLC Agreement to the extent such Surviving Company LLC Agreement is to take effect at Closing); and

(v) against any action, transaction or agreement that (A) would result in a breach of any Bakkt Fundamental Representations or (B) would reasonably be expected to prevent, delay or impair consummation of the Transactions in any material respect.

(b) Any vote required to be cast or consent or dissent in writing required to be expressed pursuant to this Section 1.01 shall be cast or expressed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote or Consent Solicitation. For the avoidance of doubt, nothing contained herein requires any Restricted Party (or entitles any proxy of such Restricted Party) to convert, exercise or exchange any options, warrants or convertible securities in order to obtain any underlying Bakkt Opco Units.

(c) Each Restricted Party agrees not to enter into any commitment, agreement, understanding or similar arrangement with any Person to vote or give voting instructions or express consent or dissent in writing in any manner inconsistent with the terms of this Section 1.01.

Section 1.02 No Transfers. During the Applicable Period, each Restricted Party shall not, directly or indirectly: (a) sell, convey, assign, transfer (including by succession or otherwise by operation of Law), exchange, pledge, hypothecate or otherwise encumber or dispose of any Subject Bakkt Opco Units (or any right, title or interest therein) or any rights to acquire any securities or Equity Interests of Bakkt Opco; (b) deposit any Subject Bakkt Opco Units or any rights to acquire any securities or Equity Interests of Bakkt Opco into a voting trust or enter into a voting agreement or any other arrangement with respect to any Subject Bakkt Opco Units or any rights to acquire any securities or Equity Interests of Bakkt Opco or grant or purport to grant any proxy or power of attorney with respect thereto which, in any case, would be inconsistent with or interfere with its obligations hereunder; (c) enter into any contract, option, call or other arrangement or undertaking, whether or not in writing, with respect to the sale, conveyance, assignment, transfer, exchange, pledge, hypothecation or other encumbrance or disposition, or limitation on the voting rights, of any Subject Bakkt Opco Units (or any right, title or interest therein) or any rights to acquire any securities or Equity Interests of Bakkt Opco which, in any case, would be inconsistent with or interfere with its obligations hereunder (including, without limitation, clause (a) of this Section 1.02); (d) otherwise grant any Liens on any Subject Bakkt Opco Units (other than applicable restrictions on transfer under U.S. state or federal securities or “blue sky” Laws) or (e) commit or agree to take any of the foregoing actions (any action described in clauses (a), (b), (c), (d) and (e), a “Transfer”); provided, however, that the foregoing shall not prohibit Transfers between any Restricted Party and any Affiliate of such Restricted Party so long as, prior to and as a condition to the effectiveness of any such Transfer, such Affiliate executes and delivers to VIH a joinder to this Agreement in the form attached hereto as Annex B. Any Transfer or action in violation of this Section 1.02 shall be void ab initio. If any involuntary Transfer of any Subject Bakkt Opco Units occurs, the transferee (and all transferees and subsequent transferees of such transferee) shall take and hold such Subject Bakkt Opco Units subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect during the Applicable Period.

Section 1.03 Stop Transfer. No Restricted Party shall request that Bakkt Opco register any transfer of any certificate or other uncertificated interest representing any Subject Bakkt Opco Units made in violation of the restrictions set forth in Section 1.02 during the Applicable Period.

Section 1.04 Waiver of Appraisal Rights. Each Restricted Party hereby agrees not to assert, exercise or perfect, directly or indirectly, and hereby irrevocably and unconditionally waives, any appraisal rights that such Restricted Party may be entitled to under applicable Law (including under the DLLCA or otherwise) with respect to the Merger or the other transactions contemplated by the Merger Agreement (collectively, “Appraisal Rights”).

Section 1.05 Public Announcements; Filings; Disclosures.

(a) Each Restricted Party (and such Restricted Party’s controlled Affiliates) shall not issue any press release or make any other public announcement or public statement (a “Public Communication”) with respect to this Agreement, the Merger Agreement, the other Transaction Documents or the transactions contemplated by this Agreement, the Merger Agreement or the other Transaction Documents, without the prior written consent of VIH and Bakkt Opco, except (i) as required by applicable Law or court process, in which case such Restricted Party shall use its reasonable efforts to provide VIH and Bakkt Opco and their respective legal counsel with a reasonable opportunity to review and comment on such Public Communication in advance of its issuance and shall consider in good faith any such comments or (ii) with respect to a Public Communication that is consistent with prior disclosures by VIH and Bakkt Opco; provided, that the foregoing shall not apply to any disclosure required to be made by such Restricted Party to a Governmental Authority so long as such disclosure is consistent with the terms of this Agreement and the Merger Agreement and the disclosures made by Bakkt Opco and VIH pursuant to the terms of the Merger Agreement. Notwithstanding anything to the contrary in this Section 1.05(a), any member of the board of managers or an officer of Bakkt Opco, in his or her capacity as a member of the board of managers or an officer of Bakkt Opco, may make public statements in such capacity to the extent permitted under the Merger Agreement.

(b) Each Restricted Party hereby (i) consents to and authorizes Bakkt Opco and VIH to publish and disclose in any disclosure required by the SEC and in the proxy statement prepared by VIH and filed with the SEC relating to the VIH Shareholder Meeting (the “Proxy Statement”) such Restricted Party’s identity and ownership of Subject Bakkt Opco Units (including the number of Subject Bakkt Opco Units owned by such Restricted Party solely to the extent that such information is required to be disclosed by applicable Law) and such Restricted Party’s obligations under this Agreement (the “Restricted Party Information”), (ii) consents to the filing of this Agreement to the extent required by applicable Law to be filed with the SEC or any Governmental Authority relating to the Merger, and (iii) agrees to reasonably cooperate with VIH in connection with such filings, including providing such Restricted Party Information reasonably requested by VIH. VIH shall use its reasonable best efforts to provide each Restricted Party with a reasonable opportunity to review and comment on any Restricted Party Information of such Restricted Party included in such disclosure in advance of its filing. As promptly as practicable, each Restricted Party shall notify VIH of any required corrections with respect to any Restricted Party Information supplied by such Restricted Party, if and to the extent such Restricted Party becomes aware that any such Restricted Party Information shall have become false or misleading in any material respect.

Section 1.06 No Solicitation. Each Restricted Party acknowledges that such Restricted Party has read Section 5.11 (No Solicitation) of the Merger Agreement. In addition, each Restricted Party, solely in such Restricted Party’s capacity as an equity holder of Bakkt Opco, agrees not to, directly or indirectly, take any action that would violate Section 5.11 of the Merger Agreement if such Restricted Party were deemed a “Representative” of Bakkt Opco for purposes of Section 5.11 of the Merger Agreement; provided, the foregoing shall not serve to limit or restrict any actions taken by such Restricted Party in any capacity other than as an equity holder of Bakkt Opco, to the extent such actions are in compliance with or required under Section 5.11 of the Merger Agreement.

Section 1.07 No Agreement as Director or Officer. Each Restricted Party is entering into this Agreement solely in such Restricted Party’s capacity as record or beneficial owner of the Subject Bakkt Opco Units and nothing herein is intended to or shall limit or affect any actions taken by such Restricted Party or any employee, officer, director (or person performing similar functions), partner or other Affiliate (including, for this purpose, any appointee or representative of such Restricted Party to the board of managers of Bakkt Opco or as an officer of Bakkt Opco) of such Restricted Party, solely in his or her capacity as a member of the board of managers or an officer of Bakkt Opco (or a Subsidiary of Bakkt Opco) or other fiduciary capacity for the Bakkt Equity Holders.

Section 1.08 Acquisition of Additional Bakkt Opco Units. Each Restricted Party shall promptly (and in any event within two (2) Business Days) notify VIH of the number of any additional Bakkt Opco Units or other Equity Interests of Bakkt Opco with respect to which such Restricted Party becomes the holder of record or acquires beneficial ownership, if any, after the execution of this Agreement and before the Expiration Date, which Bakkt Opco Units or other Equity Interests of Bakkt Opco shall, for the avoidance of doubt, automatically become Subject Bakkt Opco Units in accordance with Section 1.01.

Section 1.09 Existing Rights; Merger Consideration; Confidentiality; No Litigation. Each Restricted Party hereby:

(a) waives any preemptive rights, rights of first refusal, rights of first offer or similar rights that such Restricted Party may have under the Organizational Documents of Bakkt Opco or any other Contract by and between such Restricted Party and Bakkt Opco, in each case, that would be triggered by the consummation of the Transactions (including under Sections 7.6 or Article XI of the Bakkt Opco LLC Agreement, but not, for the avoidance of doubt, any transaction arising following the Expiration Date);

(b) expressly acknowledges and agrees that the Merger Consideration and such Restricted Party’s respective allocation of Merger Consideration shall be determined pursuant to and in the manner prescribed by the terms of the Merger Agreement, as shall be calculated and set forth on the Final Merger Consideration Spreadsheet (as defined in the Merger Agreement), and, irrevocably waives and discharges any and all claims and causes of action (whether at law or in equity) that such Restricted Party may have at any time against Bakkt Opco, Merger Sub, Surviving Company, VIH, Bakkt Pubco or any of their respective Subsidiaries or Affiliates, or any of their respective directors, officers, employees, agents, members, managers, investment managers, partners, agents, investors, principals, representatives, predecessors, successors and assigns with respect to the Merger Consideration and such Restricted Party’s respective allocation of the Merger Consideration, other than any claim or cause of action alleging that such Restricted Party’s allocation of the Merger Consideration was not determined pursuant to and in the manner prescribed by the Merger Agreement;

(c) acknowledges and agrees that all confidential, proprietary and non-public information or documents of or pertaining to Bakkt Opco, Merger Sub, Surviving Company, VIH, Bakkt Pubco and/or any Subsidiary of any of the foregoing that is received by such Restricted Party or its Representatives in connection with the transactions contemplated hereby or contemplated by the Merger Agreement or other Transaction Documents shall be deemed “Confidential Information” for purposes of (and subject to any applicable exceptions or other limitations of) Section 16.3 (Confidentiality) of the Bakkt Opco LLC Agreement (solely for any period of time prior to the Effective Time) and Section 12.2 (Confidentiality) of the Surviving Company LLC Agreement (solely for any period of time after the Effective Time); and

(d) agrees not to commence, maintain or participate in, or intentionally facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, suit, proceeding or cause of action, in law or in equity, in any court or before any Governmental Authority challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement or any of the transactions contemplated thereby (including any claim seeking to enjoin or delay the consummation of the Merger, but not, for the avoidance of doubt, any transaction arising following the Expiration Date);

provided that, notwithstanding the foregoing, nothing in this Section 1.09 shall be deemed to prohibit any Restricted Party from enforcing (x) such Restricted Party’s rights under this Agreement or any other Transaction Document to which such Restricted Party is a party or (y) such Restricted Party’s right to receive the Merger Consideration in accordance with the terms thereof.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE RESTRICTED PARTIES

Each Restricted Party hereby represents and warrants to VIH as follows (severally and not jointly), except for Section 2.06, which representation and warranty shall solely be made by the Majority Bakkt Equity Holder to VIH:

Section 2.01 Organization; Authorization. (a) Such Restricted Party is a legal entity duly organized, validly existing and in good standing under the Laws of such Restricted Party’s jurisdiction of organization, (b) such Restricted Party has all requisite corporate or similar power and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to perform such Restricted Party’s obligations under this Agreement and to consummate the transactions contemplated by this Agreement, and (c) no approval by any holder of such Restricted Party’s Equity Interests is necessary to approve this Agreement. This Agreement has been duly executed and delivered by such Restricted Party and this Agreement constitutes a valid and binding agreement of such Restricted Party enforceable against such Restricted Party in accordance with its terms, subject to the Enforcement Exceptions.

Section 2.02 No Violations; Certain Contracts. The execution, delivery and performance of this Agreement by such Restricted Party does not, and the consummation of the transactions contemplated by this Agreement by such Restricted Party shall not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of such Restricted Party, if applicable, or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of any Lien on any of the Subject Bakkt Opco Units of such Restricted Party, pursuant to, any Contract binding upon such Restricted Party or under any Law to which such Restricted Party is subject, except, in each case, as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of such Restricted Party to perform its obligations under this Agreement or consummate the transactions contemplated by the Agreement.

Section 2.03 Litigation. As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of such Restricted Party to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, (a) there are no Actions pending or, to the knowledge of such Restricted Party, threatened against such Restricted Party or any of its Affiliates and (b) neither such Restricted Party nor any of its Affiliates is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Authority.

Section 2.04 Ownership of Company Stock; Voting Power. Such Restricted Party’s signature page or joinder hereto correctly sets forth the number of such Restricted Party’s Subject Bakkt Opco Units as of the date of this Agreement and, other than such Subject Bakkt Opco Units, as of the date of this Agreement, there are no Equity Interests of Bakkt Opco (or any Equity Interests convertible, exercisable or exchangeable for, or rights to purchase or acquire, any Equity Interests of Bakkt Opco) held of record or beneficially owned by such Restricted Party or in respect of which such Restricted Party has full voting power. Such Restricted Party is the record holder and beneficial owner of all of its Subject Bakkt Opco Units and has, and shall have throughout the Applicable Period, full voting power and power of disposition with respect to all such Subject Bakkt Opco Units free and clear of any liens, claims, proxies, voting trusts or agreements, options or any other encumbrances or restrictions on title, transfer or exercise of any rights of an equity holder in respect of such Subject Bakkt Opco Units (collectively, “Encumbrances”), except for any such encumbrances that (a) may be imposed pursuant to (i) this Agreement, (ii) any applicable restrictions on transfer under U.S. state or federal securities or “blue sky” Laws, or (iii) Bakkt Opco’s

Organizational Documents or (b) would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of such Restricted Party to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement. No Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Restricted Party’s Subject Bakkt Opco Units other than pursuant to the Merger Agreement or as set forth in Bakkt Opco’s Organizational Documents.

Section 2.05 Reliance. Such Restricted Party understands and acknowledges that VIH and Merger Sub are relying upon such Restricted Party’s execution, delivery and performance of this Agreement and upon the representations and warranties and covenants of such Restricted Party contained in this Agreement.

Section 2.06 Finder’s Fees. Solely in respect of the Majority Bakkt Equity Holder (and no other Restricted Party), no agent, broker, investment banker, finder or other intermediary is or shall be entitled to any fee or commission or reimbursement of expenses from VIH or any of its Affiliates or Bakkt Opco or any of its Subsidiaries in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Majority Bakkt Equity Holder. For the avoidance of doubt, no arrangement or agreement with any agent, broker, investment banker, finder or other intermediary specified in Section 3.18 of the Merger Agreement or of the Bakkt Disclosure Letter shall be deemed to have been made by or on behalf of the Majority Bakkt Equity Holder.

Section 2.07 No Other Representations or Warranties. Except for the representations and warranties made by such Restricted Party in this Article 2, neither such Restricted Party nor any other Person makes any express or implied representation or warranty to VIH on behalf of such Restricted Party in connection with this Agreement or the transactions expressly contemplated by this Agreement, and such Restricted Party expressly disclaims any such other representations or warranties. Such Restricted Party acknowledges and agrees that VIH has not made and is not making any express or implied representation or warranty to such Restricted Party in connection with this Agreement or the transactions expressly contemplated by this Agreement, except as provided in Article 3, and that such Restricted Party is not relying and has not relied upon any express or implied representation or warranty of VIH in connection with this Agreement or the transactions expressly contemplated by this Agreement, except for the representations and warranties in Article 3.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF VIH

VIH represents and warrants to each Restricted Party as follows:

Section 3.01 Organization. VIH is a Cayman Islands exempted company, validly existing and in good standing under the Laws of the Cayman Islands.

Section 3.02 Corporate Authority. VIH has all requisite corporate power and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. No approval by any holder of VIH’s Equity Interests is necessary to approve this Agreement. This Agreement has been duly executed and delivered by VIH and constitutes a valid and binding agreement of VIH enforceable against VIH in accordance with its terms, subject to the Enforcement Exceptions.

Section 3.03 No Other Representations or Warranties. Except for the representations and warranties made by VIH in this Article 3, neither VIH nor any other Person makes any express or implied representation or warranty to any Restricted Party in connection with this Agreement or the transactions expressly contemplated by this Agreement, and VIH expressly disclaims any such other representations or warranties. VIH acknowledges and agrees that none of the Restricted Parties have made or are making any express or implied representation or warranty to VIH in connection with this Agreement or the transactions expressly contemplated by this Agreement, except as provided in Article 2, and that VIH is not relying or has not relied upon any express or implied representation or warranty in connection with this Agreement or the transactions expressly contemplated by this Agreement, except for the representations and warranties in Article 2.

ARTICLE 4

GENERAL PROVISIONS

Section 4.01 Termination. This Agreement, including the voting agreements contemplated by this Agreement, shall automatically be terminated at the earliest to occur of: (a) the Effective Time; (b) the termination of the Merger Agreement pursuant to Article VIII (Termination) thereof; and (c) the effective date of a written agreement duly executed and delivered by VIH and each Restricted Party terminating this Agreement (the date and time at which the earliest of clause (a), (b) and (c) occurs being, the “Expiration Date”); provided, however, that in the case of any termination pursuant to clause (a) of this sentence, Section 1.05 (Public Announcements; Filings; Disclosures), Section 1.09 (Existing Rights; Merger Consideration; Confidentiality; No Litigation), and this Article 4 shall survive such termination. Nothing set forth in this Section 4.01 or elsewhere in this Agreement shall relieve any party of any liability or damages to any other party for any breach of this Agreement by such party prior to such termination or fraud in connection with, arising out of or otherwise related to the express representations and warranties set forth in this Agreement or any instrument or other document delivered pursuant to this Agreement.

Section 4.02 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier postage prepaid (receipt requested), (c) on the date sent by email (with confirmation of transmission, and provided, that, unless affirmatively confirmed by the recipient as received, notice is also sent to such party under another method permitted in this Section 4.02 within two (2) Business Days thereafter) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties by such party at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 4.02):

If to VIH:

VPC Impact Acquisition Holdings

150 North Riverside Plaza, Suite 5200

Chicago, Illinois 60606

Attn: Scott R. Zemnick

Facsimile: (312) 701-0794

Email: szemnick@vpcadvisors.com

with a copy to (which shall not constitute notice):

White & Case LLP

111 South Wacker Drive, Suite 5100

Chicago, Illinois 60606

Attn: Raymond Bogenrief

Facsimile: (312) 881-5450

Email: Raymond.Bogenrief@whitecase.com

If to a Restricted Party, to such Restricted Party’s address set forth on its signature page or joinder hereto.

Section 4.03 Miscellaneous. Section 9.2 (Trust Account Waiver) and Article XI (General), other than Sections 11.1 (Notices) and 11.5 (Expenses and Fees), of the Merger Agreement shall apply to this Agreement mutatis mutandis.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

RESTRICTED PARTY:

INTERCONTINENTAL EXCHANGE HOLDINGS, INC.

By:	/s/ Andrew Surdykowski
Name:	Andrew Surdykowski
Title:	General Counsel

Number & Type of Subject Bakkt Opco Units:

400,000,000 Class A Voting Units

115,000,000 Class B Voting Units

237,327,456 Class C Voting Units

Address for Notices:

Intercontinental Exchange Holdings, Inc.

5660 New Northside Drive

Atlanta, Georgia 30328

Attention: General Counsel

Email: legal-notices@theice.com

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

VIH:

VPC IMPACT ACQUISITION HOLDINGS

By:	/s/ Gordon Watson
Name:	Gordon Watson
Title:	President and Chief Executive Officer

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

BAKKT OPCO:

BAKKT HOLDINGS, LLC

By:	/s/ Marc D’Annunzio
Name:	Marc D’Annunzio
Title:	General Counsel

[Signature Page to Support Agreement]

ANNEX A

WRITTEN CONSENT

(See attached)

FINAL FORM

BAKKT HOLDINGS, LLC

ACTION BY WRITTEN CONSENT OF

THE MEMBERS IN LIEU OF MEETING

Reference is made to the Second Amended and Restated Limited Liability Company Agreement of BAKKT HOLDINGS, LLC, a Delaware limited liability company (the “Company”), dated February 28, 2020, by and among the Company and its members (the “Existing LLC Agreement”). Capitalized terms used herein but not otherwise defined have the meaning ascribed to such terms in the Existing LLC Agreement.

In accordance with Section 18-302 of the Delaware Limited Liability Company Act (the “DLLCA”) and the Existing LLC Agreement, the undersigned Members, constituting the holders of the Company’s outstanding Units (as defined in the Existing LLC Agreement) having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Units entitled to vote thereon were present and voted, including (i) the holders of a majority of the outstanding Voting Units, consenting or voting (as the case may be) together as a single class, (ii) the holders of a majority of the outstanding Class A Voting Units, Class B Voting Units and Class C Voting Units, each consenting or voting (as the case may be) as separate classes, and (iii) the Minority Investors holding a majority of the outstanding Minority Investor Units, consenting or voting (as the case may be) together as a single class (collectively, the “Requisite Consent”), hereby approve the following actions and consent to the adoption of, and do hereby adopt, the recitals and resolutions set forth on Annex I hereto.

This written consent may be executed in counterparts, each of which shall constitute an original and all of which together shall constitute one instrument. This written consent shall be effective upon execution of the Members holding not less than the minimum number of Units required to constitute the Requisite Consent. Additional parties hereto nonetheless may be added after the effectiveness hereof. A copy of this written consent that is signed and delivered by facsimile, telecopy, email or other electronic transmission shall constitute an original, executed written consent.

[Signature Pages Follow]

MEMBER:

INTERCONTINENTAL EXCHANGE HOLDINGS, INC.

By:

Name:

Title:

Date:

MEMBER:

Print Member Name

By:

Name:

Title (if applicable):

Date:

ANNEX I

BAKKT HOLDINGS, LLC

ACTION BY WRITTEN CONSENT OF

THE MEMBERS IN LIEU OF MEETING

APPROVAL OF MERGER, MERGER AGREEMENT AND RELATED MATTERS

WHEREAS, the Company’s Board of Managers (the “Board”) has approved, and the Company has entered into, that certain Agreement and Plan of Merger, by and among VPC Impact Acquisition Holdings, a publicly listed Cayman Islands exempted company (“VIH”), Pylon Merger Company LLC, a Delaware limited liability company and wholly owned subsidiary of VIH (“Merger Sub”), and the Company, a copy of which is attached hereto as Exhibit A (together with its exhibits, schedules and appendices, the “Merger Agreement”), pursuant to which Merger Sub would merge with and into the Company (the “Merger”), with the Company being the surviving limited liability company (the “Surviving Company”);

WHEREAS, pursuant to the Merger Agreement, prior to the Merger, VIH would domesticate as a Delaware corporation to be named Bakkt Holdings, Inc. (“Bakkt Pubco”) (the “Domestication”);

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement (the “Closing”), Bakkt Pubco and the Company would implement a structure (the “Up-C Structure”) in which the business of the Company, as the Surviving Company, would continue to be conducted as a limited liability company with Bakkt Pubco being admitted and designated as the “managing member” of the Company for purposes of the DLLCA, and the Company’s existing capital structure consisting of different existing classes of outstanding units would be replaced with a new class of units, the Surviving Company Common Units (as defined below);

WHEREAS, subject to the obtainment of the consent of the members constituting the Requisite Consent and the satisfaction or waiver of the conditions to Closing set forth in the Merger Agreement, the Merger would become effective at such time as a certificate of merger is filed with the Office of the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DLLCA and the Merger Agreement (such time, the “Effective Time”);

WHEREAS, pursuant to the Merger Agreement, at the Effective Time, all issued and outstanding units of limited liability company interests of the Company, including the Class A Voting Units, the Class B Voting Units, the Class C Voting Units and the Incentive Units, but excluding the Participation Units (collectively, the “Bakkt Interests”) held by a member of the Company (other than Bakkt Interests held by the Company or any of its subsidiaries) would be converted into the right to receive from the Surviving Company and from Bakkt Pubco, respectively, a number of Common Units of the Surviving Company (the “Surviving Company Common Units”) and a number of shares of Class V common stock of Bakkt Pubco (“Bakkt Pubco Class V Shares”), in each case, determined in accordance with the terms of the Merger Agreement and the Existing LLC Agreement (as defined below);

WHEREAS, the Incentive Units and Participation Units would be subject to the treatment, including vesting terms, set forth in the Merger Agreement;

WHEREAS, in connection with the Domestication, the Class A ordinary shares of VIH (“VIH Class A Shares”) would be converted into shares of Class A common stock of Bakkt Pubco (“Bakkt Pubco Class A Shares”);

WHEREAS, concurrently with the execution and delivery of the Merger Agreement by the parties thereto, VIH would enter into subscription agreements with certain accredited investors, substantially in the form attached hereto as Exhibit B (the “Subscription Agreement”), pursuant to which such investors would subscribe for VIH Class A Shares, and such VIH Class A Shares would be purchased concurrently with, and be automatically converted to Bakkt Pubco Class A Shares in connection with, the Domestication (the “PIPE Financing”);

WHEREAS, Intercontinental Exchange Holdings, Inc. (“ICE Holdings”) is a wholly owned subsidiary of Intercontinental Exchange, Inc. (“ICE”), presently owns approximately 90% of the issued and outstanding voting units of the Company, and two of the members of the Company’s Board are members of the Board of Directors of ICE – Sharon Bowen and Thomas Noonan – and Jeffrey Sprecher serves as both a member of the Company’s Board and as an officer and director of ICE;

WHEREAS, Goldfinch Co-Invest I GP, LP and Goldfinch Co-Invest I IP LP (collectively, “Goldfinch”) presently owns Class B Voting Units and Class C Voting Units of the Company, and Sean Collins, a managing director and affiliate of Goldfinch, serves as a member of the Company’s Board;

WHEREAS, ICE Holdings (or an affiliate thereof) and Goldfinch would subscribe for up to an aggregate of $55,000,000 of the VIH Class A Shares offered in the PIPE Financing (the “Investment Subscription”), in each case, pursuant to the terms of a Subscription Agreement (collectively, the “Subscription”);

WHEREAS, each of the Company’s members, other than ICE Holdings and Goldfinch, will be offered the opportunity to participate in the PIPE Financing by purchasing its pro rata share of the Investment Subscription, which amount will be deducted from the portion of the Investment Subscription to be subscribed by ICE Holdings;

WHEREAS, as a result of the Subscription, the Domestication, the Merger and the Up-C Structure, immediately following the Closing, each member of the Company would hold Surviving Company Common Units in the Company and Bakkt Pubco Class V Shares and, in the case of each such member participating in the PIPE Financing, Bakkt Pubco Class A Shares;

WHEREAS, in connection with the Closing, Bakkt Pubco, the Company and its members would enter into an Exchange Agreement substantially in the form attached hereto as Exhibit C (the “Exchange Agreement”), to provide a mechanism for the exchange of one or more “Paired Interests” (defined as one Surviving Company Common Unit and one Bakkt Pubco Class V Share) for Bakkt Pubco Class A Shares or the Cash Amount (as defined in the Exchange Agreement), in each case, on the terms and subject to the conditions set forth in the Exchange Agreement;

WHEREAS, in connection with the Closing, Bakkt Pubco, the members of the Company, and VIH Impact Acquisition Holdings Sponsor, LLC, a Delaware limited liability company (“VIH Sponsor”), would enter into a Registration Rights Agreement substantially in the form attached hereto as Exhibit D (the “Registration Rights Agreement”), to provide certain registration rights in connection with Bakkt Pubco Class A Shares that may held by the stockholders of Bakkt Pubco;

WHEREAS, by virtue of the Exchange Agreement and the Registration Rights Agreement, the members of the Company would, after a six-month lock-up period following the Closing, have the means to exchange their Surviving Company Common Units and Bakkt Pubco Class V Shares for publicly traded Bakkt Pubco Class A Shares;

WHEREAS, as a condition and material inducement to VIH’s and Merger Sub’s willingness to enter into the Merger Agreement, VIH requires that certain members of the Company execute and deliver to VIH and the Company, promptly following the signing of the Merger Agreement, a Support Agreement substantially in the form attached hereto as Exhibit E (the “Support Agreement”), pursuant to which such members of the Company would agree to, among other things, (a) vote or cause to be voted the Bakkt Interests held by each of them in favor of the Merger and against any competing transaction, (b) certain restrictions on the transfer of such Bakkt Interests prior to the Closing, and (c) certain restrictions on public announcements relating to the Merger and the other transactions contemplated by the Merger Agreement;

WHEREAS, in connection with the Closing, Bakkt Pubco, VIH Sponsor and the members of the Company would enter into a Stockholders Agreement substantially in the form attached hereto as Exhibit F (the “Stockholders Agreement”), setting forth certain understandings among the parties thereto with respect to certain governance matters and certain lock-up periods applicable to transfers of the equity securities in the Company and Bakkt Pubco held by the parties thereto;

WHEREAS, in connection with the Closing, to support the deconsolidation of the Company from ICE’s financial statements, Bakkt Pubco and ICE Holdings would enter into a Voting Agreement substantially in the form attached hereto as Exhibit G (the “Voting Agreement”), requiring ICE Holdings to vote, on any matter submitted to a vote or consent of the stockholders of Bakkt Pubco after the Closing for so long as ICE Holdings owns a majority of the outstanding shares of Bakkt Pubco, any shares of common stock of Bakkt Pubco owned by ICE Holdings in excess of 30% of the outstanding shares of Bakkt Pubco, in the same percentages, for and against the relevant matter, as the shares voted by all stockholders other than ICE Holdings (rather than in its discretion);

WHEREAS, in connection with the Closing, Bakkt Pubco and the members of the Company would enter into a Tax Receivable Agreement substantially in the form attached hereto as Exhibit H, pursuant to which the parties thereto would agree to certain arrangements with respect to the effect of basis adjustments and imputed interest on the liability for taxes of Bakkt Pubco;

WHEREAS, in order to permit the transactions contemplated by the Merger Agreement, including the Up-C Structure, the Existing LLC Agreement would be amended and restated in its entirety by a Third Amended and Restated Limited Liability Company Agreement substantially in the form attached hereto as Exhibit I (the “Surviving Company LLC Agreement”), effective at the Closing;

WHEREAS, the Board, having considered factors it deemed relevant, has unanimously (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of the Company and its members, (ii) approved the Merger Agreement and the other transactions contemplated thereby and declared the Merger Agreement advisable; (iii) recommended that the members vote in favor of the approval and adoption of the Merger Agreement and Merger, and (iv) approved the Surviving Company LLC Agreement and the transactions contemplated thereby, including the Up-C Structure; and

WHEREAS, the above-signed members, including the members constituting the Requisite Consent, desire to (i) approve and adopt the Merger and Merger Agreement, (ii) approve and adopt the establishment of the Up-C Structure and the Surviving Company Agreement, and (iii) the allocation and calculation of the Merger Consideration (as defined in the Merger Agreement) in the manner prescribed by the Merger Agreement and set forth on the Final Merger Consideration Spreadsheet (as defined in the Merger Agreement).

NOW, THEREFORE, BE IT

RESOLVED, that the Merger Agreement, together with the exhibits thereto and any other documents or agreements to be executed or delivered in connection therewith, and the terms and conditions set forth in the Merger Agreement and the transactions contemplated thereby, including the Merger, be, and hereby are, adopted and approved in all respects by the above-signed members, which includes the members constituting the Requisite Consent, provided, however, that such approval shall be of no further force or effect following any termination of the Merger Agreement in accordance with its terms; and further

RESOLVED, that the Surviving Company LLC Agreement, and the terms and conditions set forth in the Surviving Company LLC Agreement and the transactions contemplated thereby, including the Up-C Structure, be, and hereby are, adopted and approved in all respects by the above-signed members, which includes the members constituting the Requisite Consent; and further

RESOLVED, that the allocation of the Merger Consideration, to consist of 208,200,000 shares of Bakkt Pubco Class A Shares, to the holders of Bakkt Interests pursuant to and in the manner prescribed by the Merger Agreement, as shall be calculated and set forth on the Final Merger Consideration Spreadsheet, is hereby adopted and approved in all respects by the above-signed members, which includes the members constituting the Requisite Consent (provided that, for the avoidance of doubt, and notwithstanding the method of allocating the Merger Consideration, the Merger shall not be deemed to constitute a Liquidity Event within the meaning of the Existing LLC Agreement); and further

RESOLVED, the above-signed Members, including the members constituting the Requisite Consent, acknowledge and agree that the Final Merger Consideration Spreadsheet (as defined in the Merger Agreement) to be prepared by the Company, in consultation with the Company’s senior management and advisors, shall be determinative of the amount of Merger Consideration (as defined in the Merger Agreement) to be received by each member, absent manifest mathematical error.

*   *   *   *   *

EXHIBIT A

MERGER AGREEMENT

EXHIBIT B

FORM OF SUBSCRIPTION AGREEMENT

EXHIBIT C

FORM OF EXCHANGE AGREEMENT

EXHIBIT D

FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT E

FORM OF SUPPORT AGREEMENT

EXHIBIT F

FORM OF STOCKHOLDERS AGREEMENT

EXHIBIT G

FORM OF VOTING AGREEMENT

EXHIBIT H

FORM OF TAX RECEIVABLE AGREEMENT

EXHIBIT I

FORM OF SURVIVING COMPANY AGREEMENT

ANNEX B

FORM OF JOINDER

(See attached)

JOINDER AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Support Agreement, dated as of January 11, 2021 (the “Support Agreement”), by and among VPC Impact Acquisition Holdings, a Cayman Islands exempted company (together with its successors, including the resulting Delaware corporation after the consummation of the Domestication), Bakkt Holdings, LLC (together with its successors, including the surviving limited liability company in the Merger, “Bakkt Opco”), and the members of Bakkt Opco party thereto, as the same may be amended, supplemented or otherwise modified from time to time. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Support Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Restricted Party” under, the Support Agreement as of the date hereof and shall have all of the rights and obligations of a Restricted Party as if it had executed the Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Support Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Date: ___________________, 2021

By:
Name:
Title:

Address for Notices:

Attn:

Facsimile:

Email: